500 12th Ave. South * Nampa, ID 83651	Contact: Home Federal Bancorp, Inc. Len E. Williams, President & CEO Eric S. Nadeau, EVP, Treasurer & CFO 208-466-4634 www.myhomefed.com

HOME FEDERAL BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS

Nampa, ID (October 30, 2009) – Home Federal Bancorp, Inc. (the “Company”) (Nasdaq GSM: HOME), the parent company of Home Federal Bank (the “Bank”), today announced earnings for the fourth quarter and fiscal year ended September 30, 2009.  For the quarter ended September 30, 2009, the Company reported net income of $9.7 million, or $0.63 per diluted share, compared to net income of $994,000, or $0.06 per diluted share, for the same period a year ago.  Net income for the fiscal year ended September 30, 2009, was $8.1 million, or $0.52 per diluted share, compared to net income of $4.0 million, or $0.25 per diluted share, for the fiscal year ended September 30, 2008.  Net income for the fourth quarter and fiscal year ended September 30, 2009 included a $15.3 million after-tax extraordinary gain related to our Federal Deposit Insurance Corporation (“FDIC”) assisted acquisition of the former Community First Bank headquartered in Prineville, Oregon (the “Acquisition”).

The following summarizes key activities of the Company during the quarter ended September 30, 2009:

▪
On August 7, 2009, the Bank purchased and assumed certain assets and liabilities of Community First Bank, which resulted in a $15.3 million after-tax extraordinary gain to the Company. Under the purchase and assumption agreement with the FDIC, the Bank received deposits, cash, marketable securities, loans and real estate and other repossessed assets (“REO”) as well as deposits and borrowings of Community First Bank.  The loans and REO are covered by a loss share agreement between the FDIC and the Bank under which the FDIC will reimburse the Bank for 80% of losses and certain expenses up to $34.0 million, and 95% of losses and certain expenses that exceed that amount.  The Company filed a Form 8-K/A with the Securities and Exchange Commission on October 23, 2009, that provides significant detail on the transaction and the related impact on the Company’s balance sheet.

▪
A provision of $8.0 million was recorded during the quarter to reflect increases in charge-offs and concerns regarding the performance of home equity lines of credit and commercial real estate loans in the Bank’s pre-acquisition loan portfolio. No provision expense was recorded related to loans acquired from the FDIC as certain troubled loans were booked at fair value, net of credit loss estimates, and a general valuation allowance was recorded for other acquired loans. These reductions in value resulted in a lower extraordinary gain.

▪	The early retirement of FHLB borrowings acquired from the FDIC resulted in a pretax loss of $498,000, after fair value adjustments.
▪	Losses on the sale of securities totaled $254,000.
▪
Provision for the decline in the value of real estate owned totaled $601,000. Foreclosed real estate acquired from the FDIC was recorded at fair value, less estimated selling costs, and declines in value from the acquisition value reduced the extraordinary gain.

▪	The Bank announced the closure of two WalMart branches, which resulted in the accrual of $305,000 of exit costs. The Bank will launch two new, full-service branch offices in October and November 2009.

Len E. Williams, the Company’s President and CEO, commented “While there are a number of items that affected  the fourth quarter’s earnings as a result of  the FDIC-assisted acquisition of Community First Bank in Central Oregon, we believe we are well positioned for future growth opportunities.  Also, the increased capital resulting from the acquisition gain lessened the impact of the additional loan loss provision recorded this quarter, which we believe was warranted given the economic volatility and uncertainty in both Central Oregon and Southwest Idaho.”

Operating Results

Total revenue for the quarter ended September 30, 2009, which consisted of net interest income before the provision for loan losses plus noninterest income, decreased $267,000, or 3%, to $8.3 million compared to $8.6 million for the same period of 2008 and was unchanged at $8.3 million compared to the linked third quarter of fiscal 2009. Total revenue for the fiscal year ended September 30, 2009 decreased $169,000, or 1% to $33.1 million, compared to $33.3 million in fiscal year 2008, as a result of the decline in noninterest income.

Home Federal Bancorp, Inc.
October 30, 2009

Net interest income before the provision for loan losses increased $529,000, or 9%, to $6.4 million for the quarter ended September 30, 2009, compared to $5.9 million for the same quarter of the prior year.  Net interest income before provision for loan losses for the twelve months ended September 30, 2009 increased $1.2 million, or 5% to $23.9 million from $22.6 million for the same period of the prior year. The Company’s net interest margin increased by 12 basis points to 3.53% for the quarter ended September 30, 2009, from 3.41% for the same quarter last year, and was virtually unchanged at 3.53% from the linked quarter. The improvement in the net interest margin from the prior year is primarily attributable to a decrease in interest expense as current rates paid on deposits are lower than in the prior periods as management has cautiously priced deposits. In addition, balances of high-cost certificates of deposit and FHLB advances were lower in fiscal 2009 as most of the advances that matured during fiscal year 2009 were repaid with excess liquidity.

A provision for loan losses of $8.0 million was recorded in connection with management’s analysis of the loan portfolio for the quarter ended September 30, 2009. The provision for loan losses was $1.1 million for the same period of the prior year.  The provision for loan losses was $16.1 million for the twelve months ended September 30, 2009, compared to $2.4 million for the twelve months ended September 30, 2008, reflecting the increase in delinquent loans and charge-offs in fiscal 2009 compared to 2008.

Noninterest income decreased $796,000, or 30%, to $1.9 million for the quarter ended September 30, 2009, compared to $2.7 million for the same quarter a year ago. The most significant contributing factor in the decrease in noninterest income was a $498,000 prepayment penalty incurred on the repayment of $18.0 million in FHLB borrowings assumed in the Community First Bank acquisition.  In addition, a $254,000 loss on the sale of securities was incurred during the quarter, which included a $184,000 loss on the sale of a private label collateralized mortgage obligation which was sold in order to reduce credit risk exposure. A portion of the securities sold included securities obtained via the Acquisition that were not consistent with the Bank’s investment policy. Noninterest income decreased $737,000, or 28%, from the linked quarter primarily due to the Acquisition related items noted above.

Noninterest income for the fiscal year ended September 30, 2009 decreased $1.4 million, or 13%, to $9.3 million, from $10.7 million for the same period a year ago.  In addition to the items mentioned above, fees and service charges were $775,000 lower in the fiscal year just ended than in the prior year as NSF fee income continued to decline by $913,000, or 15% in fiscal year 2009 compared to 2008.  Lastly, gain on sale of loans for the twelve months ended September 30, 2009 exceeded the year ago numbers due to the significant increase in mortgage loan refinancings in 2009.

Noninterest expense for the quarter ended September 30, 2009, increased $3.4 million, or 56% to $9.4 million from $6.0 million for the comparable period a year earlier. Compensation and benefits increased $1.4 million from the year ago period primarily due to personnel assumed in the Acquisition and related incentive compensation.  The Company will continue to operate separate back offices between the Idaho and Oregon regions until a full conversion and integration to a new core application platform is completed in the third calendar quarter of 2010. Additional efforts have been put in place to improve personnel efficiency and branch productivity including the closure of two WalMart branches and the consolidation of some branch manager positions.

Professional services expense increased mainly due to legal expenses associated with the Acquisition as well as legal expenses incurred in addressing troubled assets.  Provision for REO increased $578,000 during the fourth quarter of fiscal 2009 from the same period of the prior year due to quarterly valuation assessments performed on the significantly increased REO balances that existed as of September 30, 2009. Other expenses increased $618,000 from the prior year primarily due to the expenses incurred to close two branches and a $217,000 reserve for losses on unfunded commitments which are not included in the allowance for loan losses.

Noninterest expense for the twelve months ended September 30, 2009, increased $4.4 million, or 18% to $29.0 million from $24.6 million for the comparable period a year earlier.  This increase was primarily attributable to costs associated with the Community First Bank acquisition (including the compensation, bonus and legal expenses noted earlier), approximately $300,000 of expenses incurred on overdue property taxes and insurance paid on foreclosed properties, a $651,000 increase in deposit insurance assessments from the FDIC, and charges related to the write-down in value of real estate owned totaling $1.1 million.

Balance Sheet

Total assets increased $102.8 million, or 14%, to $827.9 million at September 30, 2009, compared to $725.1 million a year earlier.  The increase is the acquisition of $189.8 million of assets from Community First Bank, partially offset by the repayment of FHLB advances using excess liquidity.

Home Federal Bancorp, Inc.
October 30, 2009

Investments. Investments decreased $24.5 million, or 13%, to $169.3 million at September 30, 2009, compared to $193.8 million at September 30, 2008.  The decrease is primarily attributable to the net of regular principal repayments and new investments purchased as well as investments acquired through the Acquisition.  In addition, $10.4 million in securities were sold during the quarter ended September 30, 2009.

Loans. Net loans (excluding loans held for sale) at September 30, 2009, increased $50.8 million or 11% to $510.6 million, compared to $459.8 million at September 30, 2008.  The fair value of loans acquired through the Acquisition was $112.4 million.  This increase was offset by lower balances in all loan categories when compared to the year ago period for the organic loan portfolio.  One- to four-family residential loans experienced the majority of this decrease with a $54.7 million decline in balances from the prior year, which is consistent with management’s strategy to reduce exposure to residential real estate by selling nearly all residential real estate loans upon origination since 2006. As noted earlier, the Company filed a Form 8-K/A with the Securities and Exchange Commission on October 23, 2009, that provides greater detail on the accounting for the loans purchased from the FDIC.

Asset Quality. Loans delinquent 30 to 89 days totaled $7.9 million at September 30, 2009, compared to $3.8 million at June 30, 2009, and $6.5 million at September 30, 2008. Included in that $7.9 million are $6.1 million of delinquent loans purchased in the Acquisition. Net charge-offs totaled $4.3 million during the quarter ended September 30, 2009.

Nonperforming assets, which include impaired loans and real estate owned, totaled $56.9 million at September 30, 2009, compared to $25.1 million at June 30, 2009, and $10.6 million at September 30, 2008. The allowance for loan losses was $28.7 million, or 5.32%, of gross loans at September 30, 2009, compared to $8.3 million, or 1.93% of gross loans at June 30, 2009, and $4.6 million, or 0.98% of gross loans at September 30, 2008. Acquired loans that are subject to accounting under ASC 310-30 “Loans and Debt Securities Acquired with Deteriorated Credit Quality” are presented at estimated fair value, which includes embedded estimates for loan losses, and a separate allowance for losses on those loans is not presented on the balance sheet. Estimated credit losses included in the estimated fair value of ASC 310-30 loans totaled $14.3 million.

Real estate and other repossessed assets increased $9.8 million during the fourth quarter of fiscal 2009 to $18.4 million at September 30, 2009, with foreclosed assets from the Acquisition totaling $7.5 million. Real estate and other repossessed assets was comprised of $11.5 million of land development and speculative one- to four-family construction projects, $5.9 million of commercial real estate, $631,000 of one- to four-family residential properties, and $412,000 of other repossessed assets.

The following table summarizes nonperforming and impaired loans and real estate owned at September 30, 2009, and June 30, 2009:

	September 30, 2009				June 30, 2009
	Acquired		Organic		Organic
(in thousands)	ASC 310-30(1)	Other	Portfolio	Total	Portfolio
Land acquisition and development	$6,985	$-	$623	$7,608	3,734
One- to four-family construction	481	-	2,283	2,764	3,478
Commercial real estate	10,974	42	2,725	13,741	4,000
One- to four-family residential	5,020		5,971	10,991	5,169
Other	2,763	443	182	3,388	81
Total nonperforming and impaired loans	$26,223	$485	$11,784	$38,492	$16,462
Real estate and other repossessed assets		$7,516	$10,875	$18,391	$8,614

Total nonperforming assets				$56,883
_________________________
(1) Presented at estimated fair value, net of fair value adjustments of $14.3 million

Deposits and borrowings. Deposits increased $141.9 million, or 38%, to $514.9 million at September 30, 2009, compared to $372.9 million at September 30, 2008.  The fair value of deposits acquired through the Acquisition was $143.5 million, including $68.0 million in non-term deposits and $75.5 million in certificates of deposit.  Organic demand deposits and savings accounts increased from $195.5 million at September 30, 2008 to $217.9 million at September 30, 2009, which is

Home Federal Bancorp, Inc.
October 30, 2009

consistent with management’s strategy to increase core deposits.  Organic certificate of deposit accounts decreased $16.7 million, to $160.7 million at September 30, 2009, compared to $177.4 million at September 30, 2008.  Management continues to observe certificate of deposit rates offered by competitors that in many instances exceed the cost of the Bank’s alternative funding sources, including FHLB advances.

FHLB advances and other borrowings decreased $52.2 million, or 38%, to $84.7 million at September 30, 2009, compared to $137.0 million at September 30, 2008.  FHLB borrowings with a fair value of $19.0 million assumed in the Acquisition were paid off prior to September 30, 2009.  As previously noted, the decrease resulted from maturing FHLB advances being repaid with excess liquidity.

Equity. Stockholders’ equity increased $4.5 million, or 2%, to $209.7 million at September 30, 2009, compared to $205.2 million at September 30, 2008.  The extraordinary gain of $15.3 million associated with the Acquisition was the primary cause for the increase in stockholders’ equity.  The gain was offset by the repurchase of shares of common stock during the year totaling $7.9 million.  In addition, dividends of $3.5 million and a loss from operations of $7.2 million in fiscal 2009 reduced retained earnings while a lower interest rate environment at September 30, 2009, increased the unrealized gain on securities by $5.3 million, net of tax, compared to September 30, 2008.

About the Company

Home Federal Bancorp, Inc., is headquartered in Nampa, Idaho, and is the parent company of Home Federal Bank, a community bank originally organized in 1920. The Company serves the Treasure Valley region of southwestern Idaho and the Tri-County Region of Central Oregon through 23 full-service banking offices and one commercial loan center. The Company's common stock is traded on the NASDAQ Global Select Market under the symbol "HOME." The Company's stock is also included in the Russell 2000 Index. For more information, visit the Company web site at www.myhomefed.com.

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  Actual results could be materially different from those expressed or implied by the forward-looking statements. Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, the credit risk of lending activities, including changes in the level and trend of loan delinquencies and write-offs; results of examinations by our banking regulators, regulatory and accounting changes, risks related to construction and development lending, commercial and small business banking, our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames, and other risks.  Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended September 30, 2008, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Home Federal Bancorp, Inc.
October 30, 2009

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS (In thousands, except share data) (Unaudited)	September 30, 2009	September 30, 2008

ASSETS

Cash and amounts due from depository institutions	$ 49,953	$ 23,270
Certificates of deposit in correspondent bank	-	5,000
Investments available for sale, at fair value	169,320	188,787
FHLB stock, at cost	10,326	9,591
Loans receivable, net of allowance for loan losses of $28,735 and $4,579	510,629	459,813
Loans held for sale	862	2,831
Accrued interest receivable	2,781	2,681
Property and equipment, net	20,462	15,246
Mortgage servicing rights, net	-	1,707
Bank owned life insurance	12,014	11,590
Real estate and other property owned	18,391	650
Deferred income tax asset, net	-	1,770
FDIC indemnification receivable, net	30,038	-
Other assets	3,123	2,134
TOTAL ASSETS	$827,899	$725,070

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposit accounts:
Noninterest-bearing demand deposits	$ 68,156	$ 41,398
Interest-bearing demand deposits	176,049	127,714
Savings deposits	41,756	26,409
Certificates of deposit	228,897	177,404
Total deposit accounts	514,858	372,925

Advances by borrowers for taxes and insurance	1,132	1,386
Interest payable	553	552
Deferred compensation	5,260	5,191
FHLB advances and other borrowings	84,737	136,972
Deferred income tax liability, net	5,571	-
Other liabilities	6,123	2,857

Total liabilities	618,234	519,883

STOCKHOLDERS’ EQUITY
Serial preferred stock, $.01 par value; 10,000,000 authorized;
issued and outstanding, none	-	-
Common stock, $.01 par value; 90,000,000 authorized;
issued and outstanding:
Sept. 30, 2009 - 17,445,311 issued; 16,698,168 outstanding	167	174
Sept. 30, 2008 - 17,412,449 issued; 17,374,161 outstanding
Additional paid-in capital	150,782	157,205
Retained earnings	64,483	59,813
Unearned shares issued to ESOP	(9,699)	(10,605)
Accumulated other comprehensive income (loss)	3,932	(1,400)
Total stockholders’ equity	209,665	205,187

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$827,899	$725,070

Home Federal Bancorp, Inc.
October 30, 2009

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share and per share data) (Unaudited)	Three Months Ended September 30,		Twelve Months Ended September 30,
	2009	2008	2009	2008
Interest and dividend income:
Loan interest	$7,211	$7,296	$27,548	$30,686
Mortgage-backed security interest	1,910	2,279	8,221	8,742
Other interest and dividends	38	154	58	1,155
Total interest and dividend income	9,159	9,729	35,827	40,583

Interest expense:
Deposits	1,687	2,170	7,076	10,685
FHLB FHLB advances and other borrowings	1,040	1,656	4,901	7,250
Total interest expense	2,727	3,826	11,977	17,935
Net interest income	6,432	5,903	23,850	22,648
Provision for loan losses	8,000	1,114	16,085	2,431
Net interest income (loss) after provision for loan losses	(1,568)	4,789	7,765	20,217

Noninterest income:
Service charges and fees	2,293	2,346	8,302	9,077
Gain on sale of loans	205	204	1,218	764
Increase in cash surrender value of life insurance	107	107	424	421
Prepayment penalty on FHLB borrowings, net	(498)	-	(498)	-
Loss on sale of securities, net	(254)	-	(254)	-
Other	21	13	99	400
Total noninterest income	1,874	2,670	9,291	10,662

Noninterest expense:
Compensation and benefits	4,970	3,619	15,918	15,211
Occupancy and equipment	911	765	3,214	3,007
Data processing	710	530	2,483	2,198
Advertising	257	257	913	1,043
Postage and supplies	165	149	574	617
Professional services	590	255	1,460	788
Insurance and taxes	297	150	1,541	533
Provision for REO	601	23	1,129	172
Other	851	233	1,739	1,042
Total noninterest expense	9,352	5,981	28,971	24,611
Income (loss) before income taxes	(9,046)	1,478	(11,915)	6,268
Income tax expense (benefit)	(3,452)	484	(4,750)	2,263
Income (loss) before extraordinary item	(5,594)	994	(7,165)	4,005
Extraordinary item:
Gain on acquisition, less income tax of $9,756	15,291	-	15,291	-
Net income	$9,697	$ 994	$ 8,126	$ 4,005

Earnings (loss) per common share before extraordinary item:(1)
Basic	$(0.36)	$0.06	$(0.46)	$0.25	(1)
Diluted	(0.36)	0.06	(0.46)	0.25	(1)

Earnings per common share of extraordinary item:
Basic	$0.98	n/a	$0.99	n/a
Diluted	0.98	n/a	0.99	n/a

Earnings per common share after extraordinary item:(1)
Basic	$0.63	$0.06	$0.52	$0.25	(1)
Diluted	0.63	0.06	0.52	0.25	(1)

Weighted average number of shares outstanding:(1)
Basic	15,381,657	16,042,720	15,651,250	16,233,200	(1)
Diluted	15,381,657	16,078,302	15,683,699	16,233,200	(1)

Dividends declared per share:(1)	$0.055	$0.055	$0.220	$0.213	(1)

(1) Earnings per share, dividends per share and average common shares outstanding have been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which occurred on December 19, 2007.

Home Federal Bancorp, Inc.
October 30, 2009

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY ADDITIONAL FINANCIAL INFORMATION (Dollars in thousands, except share and per share data) (Unaudited)
	At or For the Quarter Ended
	2009			2008
	September 30	June 30	March 31	December 31	September 30
SELECTED PERFORMANCE RATIOS
Return (loss) on average assets (1)	4.94%	(0.72)%	0.27%	(0.44)%	0.54%
Return (loss) on average equity (1)	19.41	(2.48)	0.93	(1.55)	1.94
Net interest margin (1)	3.53	3.53	3.60	3.37	3.41
Efficiency ratio (2)	112.59	84.26	79.12	73.53	69.68

PER SHARE DATA
Basic earnings (loss) per share before extr. item	$(0.36)	$(0.08)	$0.03	$(0.05)	$0.06
Diluted earnings (loss) per share before extr. item	(0.36)	(0.08)	0.03	(0.05)	0.06
Basic earnings (loss) per share of extr. item	0.98	-	-	-	-
Diluted earnings (loss) per share of extr. item	0.98	-	-	-	-
Basic earnings (loss) per share after extr. item	0.63	-	-	-	-
Diluted earnings (loss) per share after extr. item	0.63	-	-	-	-
Book value per outstanding share	12.56	11.90	12.15	11.93	11.81
Cash dividends declared per share	0.055	0.055	0.055	0.055	0.055
Average number of shares outstanding:
Basic (3)	15,381,657	15,352,714	15,740,064	16,129,352	16,042,720
Diluted (3)	15,381,657	15,352,714	15,776,330	16,129,352	16,078,302

ASSET QUALITY
Allowance for loan losses	$28,735	$8,266	$7,333	$8,027	$4,579
Nonperforming loans	38,492	16,462	14,590	17,034	9,945
Nonperforming assets	56,883	25,076	19,068	18,386	10,595

Allowance for loan losses to non-performing loans	74.65%	50.21%	50.26%	47.12%	46.04%
Allowance for loan losses to gross loans	5.32	1.93	1.64	1.69	0.98
Nonperforming loans to gross loans	7.13	3.85	3.26	3.58	2.14
Nonperforming assets to total assets	6.87	3.73	2.75	2.56	1.46

FINANCIAL CONDITION DATA
Average interest-earning assets	$728,515	$647,499	$661,428	$681,374	$692,776
Average interest-bearing liabilities	503,636	441,036	449,175	470,319	482,232
Net average earning assets	224,879	206,463	212,253	211,055	210,544
Average interest-earning assets to average interest-bearing liabilities	144.65%	146.81%	147.25%	144.87%	143.66%
Stockholders’ equity to assets	25.32	29.53	28.97	28.89	28.30

STATEMENT OF INCOME DATA
Interest income	$9,159	$8,410	$8,930	$9,328	$9,729
Interest expense	2,727	2,697	2,970	3,583	3,826
Net interest income	6,432	5,713	5,960	5,745	5,903
Provision for loan losses	8,000	3,450	1,060	3,575	1,114
Noninterest income	1,874	2,611	2,345	2,461	2,647
Noninterest expense	9,352	7,014	6,571	6,034	5,958
Net income (loss) before taxes	(9,046)	(2,140)	674	(1,403)	1,478
Income tax expense (benefit)	(3,452)	(894)	198	(602)	484
Net income (loss) before extraordinary item	$(5,594)	$(1,246)	$476	$(801)	$994

Extraordinary gain, net of tax	15,291	-	-	-	-
Net income (loss)	$9,697	$(1,246)	$476	$(801)	$994

Total revenue (4)	$8,306	$8,324	$8,305	$8,206	$8,550

(1)	Amounts are annualized.
(2)	Noninterest expense divided by net interest income plus noninterest income.
(3)	Amounts calculated exclude ESOP shares not committed to be released and unvested restricted shares.
(4)	Net interest income plus noninterest income.